Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

 CES Synergies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	46-0839941
(State of incorporation or organization)	(IRS Employer Identification No.)

39646 Fig Street P.O. Box 1299 Crystal Springs, FL	33524
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☒

Securities Act registration statement file number to which this form relates:   (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

Item 1.  Description of Registrant's Securities to Be Registered.

The authorized capital stock of CES Synergies, Inc. (the “Company”) consists of 250,000,000 shares of common stock, par value $0.001 per share.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Two holders of the Company’s common stock issued, outstanding and entitled to vote, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Item 2.  Exhibits.

Exhibit Number	Description of Document

3.1	Articles of Incorporation (filed as exhibit to S-1 filed on August 31, 2012 and incorporated herein by reference).

3.2	Articles of Merger (filed as exhibit to 8-K filed on November 4, 2013 and incorporated herein by reference).

3.3	Certificate of Amendment to Articles of Incorporation (filed as exhibit to 8-K filed on March 13, 2014 and incorporated herein by reference).

3.4	Certificate of Correction (filed as exhibit to 8-K filed on March 13, 2014 and incorporatedherein by reference).

3.5	By-Laws (filed as exhibit to S-1 filed on August 31, 2012 and incorporated herein by reference).

3.6	Amendment to By-laws (filed as exhibit to 8-K filed on September 16, 2013 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CES Synergies, Inc.

By:	/s/ Clyde A. Biston
Clyde A. Biston, Chief Executive Officer

Date: March 24, 2014